FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Prices Global Public Offering

September 20, 2004 — Oslo, Norway, New York, USA — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) today announced that its Registration Statement on Form S-3 in relation to its global public offering (“Global Offering”) was declared effective by the United States Securities and Exchange Commission on September 17, 2004.

In addition, CanArgo announced today that it has priced its Global Offering of 75 million shares at $0.50 per share (approximately NOK 3.46 per share). This corresponds to an average closing price per share of approximately $0.53 (approximately NOK 3.67) on the American and Oslo Stock Exchanges during the month up to September 17, 2004.

The Global Offering was significantly oversubscribed and as such CanArgo and its Placement Agents have applied the allocation criteria set out in the US Prospectus and the International Prospectus relating to the sale of these securities, with the overriding objective of creating a long-term shareholder structure for CanArgo, as well as considering early application in the issue.

Net proceeds from the Global Offering will be used primarily for capital and operational expenditures in Georgia on the Ninotsminda/Samgori horizontal development program and appraisal of the Manavi oil discovery as well as to repay short-term credit facilities.

A copy of the final US Prospectus relating to the sale of these securities may be obtained from ABG Sundal Collier Inc., 535 Madison Avenue, 17th Floor, New York, New York 10022. A copy of the final International Prospectus may be obtained from ABG Sundal Collier Norge ASA, P.O. Box 1444, 0115 Oslo, Norway.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 207 730 1134
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: + 47 95213451

USA
Michael Wachs
CEOcast.com
Tel: + 1 212 732 4300

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